As filed with the Securities and Exchange Commission on March 18, 2009.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTH AMERICAN PALLADIUM LTD.

(Exact name of Registrant as specified in its charter)

Canada	1099	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

130 Adelaide Street West, Suite 2116, Toronto, Ontario, Canada M5H 3P5, (416) 360-7590

(Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940

(Agent for service in the United States)

The Commission is requested to send copies of all communications to:

Trent C. A. Mell, Esq. North American Palladium Ltd. 130 Adelaide Street West, Suite 2116 Toronto, Ontario, Canada M5H 3P5 (416) 360-7590	Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Ian G. Putnam, Esq. Stikeman Elliott LLP 5300 Commerce Court West, 199 Bay Street Toronto, Ontario, Canada M5L 1B9 (416) 869-5506

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
	2.	☐

pursuant to Rule 467(b) on (          ) at (          ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (          ).

	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Shares	14,240,047	$16,091,253.11	$897.89

(1)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Shares on the NYSE Amex, on March 16, 2009.

(2)                                  A filing fee of $10,439 was previously paid by the Registrant in connection with Registration No. 333-133668, initially filed with the SEC on May 1, 2006. Pursuant to Rule 457(p), the Registrant hereby offsets $897.89 of such previously paid filing fee against the total amount of the filing fee due for this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS DATED MARCH 18, 2009

Secondary Offering

NORTH AMERICAN PALLADIUM LTD.

14,240,047 COMMON SHARES

This prospectus covers resales, from time to time, of securities of North American Palladium Ltd. (the “Corporation”) by two security holders pursuant to the terms of a registration rights agreement dated March 24, 2006 between North American Palladium Ltd. and such security holders.  Since no securities are being offered by the Corporation pursuant to this prospectus, the Corporation will not receive the proceeds from any sales of such securities. All expenses incurred in connection with the preparation and filing of this prospectus will be paid by the Corporation.

On March 29, 2006, the Corporation issued Series I convertible notes due August 1, 2008 (the “Series I Notes”) in the aggregate principal amount of US$35,000,000 to Kaiser-Francis Oil Company (“KFOC”) and IP Synergy Finance Inc. (“IP Synergy” and, collectively with KFOC, the “Holders”) on a private placement basis pursuant to a securities purchase agreement dated March 24, 2006 (the “Securities Purchase Agreement”) between the Corporation and the Holders.

On June 23, 2006, the Corporation issued a Series II convertible note due December 1, 2008 (the “Series II Note”) in the principal amount of US$13,500,000 to KFOC on a private placement basis. The Series II Note was issued upon exercise by the Corporation of its option to sell the Series II Note to KFOC pursuant to the Securities Purchase Agreement.

The Series I Notes and Series II Note (collectively, the “Notes”) accrued interest at a rate of 6.5% per annum, which was paid bi-monthly, on the 1st day of February, April, June, August, October and December (each such date, an “Interest Payment Date”) commencing on June 1, 2006, in the case of the Series I Notes, and on August 1, 2006, in the case of the Series II Note. At the option of the Holders, all of the interest that became due on any Interest Payment Date was satisfied through the issuance of the Corporation’s common shares (“Common Shares”) at a price per Common Share which reflected a 10% discount from the volume weighted average trading price per Common Share on the NYSE Amex (formerly, the American Stock Exchange) for the five consecutive trading days immediately prior to the applicable Interest Payment Date (as such number of Common Shares may have been adjusted pursuant to the terms of the Notes). The principal amount of the Series I Notes was repaid in nine equal instalments.  The first and last instalment payment dates were April 1, 2007 and August 1, 2008, respectively. The principal amount of the Series II Note was repaid in nine equal instalments.  The first and last instalment payment dates were August 1, 2007 and December 1, 2008, respectively. At the option of the Holders, all of the principal amount of the Notes that became due at any date under the terms of the Notes (a “Principal Payment Date”) was satisfied through the issuance of Common Shares at a price per Common Share which reflected a 10% discount from the volume weighted average trading price per Common Shares on the NYSE Amex for the five consecutive trading days immediately prior to the applicable Principal Payment Date (as such number of Common Shares may have been adjusted pursuant to the terms of the Notes).  See “Convertible Note and Common Share Purchase Warrant Financing”.

In addition, common share purchase warrants, exercisable until March 29, 2010, to purchase 1,805,016 Common Shares (as adjusted) (the “Series I Warrants”) were issued to the Holders with the Series I Notes, and common share purchase warrants, exercisable until June 23, 2010, to purchase 951,649 Common Shares (as adjusted) (the “Series II Warrants”) were issued to KFOC with the Series II Note. Each of the Series I and Series II Warrants (collectively, the “Warrants”) is exercisable to purchase one Common Share at an adjusted exercise price of US$10.73, in the case of the Series I Warrants, and US$7.85, in the case of the Series II Warrants.  The number of Common Shares issuable under the Warrants and the exercise price of the Warrants has been adjusted and may be adjusted in the future upon the occurrence of certain events pursuant to the terms of the Warrants.

As of January 20, 2009, KFOC owned or controlled approximately 44% of the Corporation’s Common Shares and IP Synergy did not own or control any of the Corporation’s Common Shares.

This prospectus may be used by the Holders (see “Selling Securityholders”), in connection with resales, from time to time, during the period that this prospectus, including any amendments thereto, remains valid, of 14,240,047 Common Shares, consisting of:

(a)                                  up to 518,853 Common Shares issued to the Holders in satisfaction of the interest paid on the Series I Notes;

(b)                                 up to 244,760 Common Shares issued to KFOC in satisfaction of the interest paid on the Series II Note;

(c)                                  up to 6,490,218 Common Shares issued to the Holders in satisfaction of the repayment of the aggregate principal amount of the Series I Notes;

(d)                                 up to 4,229,551 Common Shares issued to KFOC in satisfaction of the repayment of the aggregate principal amount of the Series II Note; and

(e)                                  up to 2,756,665 Common Shares issuable to the Holders upon the exercise of the Series I and Series II Warrants.

The Common Shares included in paragraphs (a) to (e) above are referred to in this prospectus as the “Qualified Shares”.

This prospectus has not been filed in respect of, and will not qualify, any distribution of Qualified Shares in Ontario or in any other Province or Territory of Canada at any time.

The Qualified Shares may be offered by the Holders in negotiated transactions or otherwise, to or through underwriters or dealers purchasing as principals or directly to purchasers at varying prices determined at the time of the sale or at negotiated prices. In addition, the Qualified Shares may be offered from time to time through ordinary brokerage transactions on the NYSE Amex. See “Plan of Distribution”. This prospectus is filed in the Province of Ontario, Canada and as part of a registration statement in the United States pursuant to a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”). The Holders may be deemed to be “underwriters” as defined in the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). Any profits realized by the Holders may be deemed to be underwriting compensation. If the Holders use any broker-dealers, any commissions paid to underwriters or dealers and, if underwriters or dealers purchase any Qualified Shares as principals, any profits received by such underwriters or dealers on the resale of the Qualified Shares, may be deemed to be underwriting compensation under the U.S. Securities Act.

The Common Shares are listed under the symbol “PAL” on the NYSE Amex and on the Toronto Stock Exchange (“TSX”) under the symbol “PDL”. The last reported sale price of the Common Shares on the

NYSE Amex on March 16, 2009 was US$1.13 per share, and on the TSX on March 16, 2009 was Cdn$1.44 per share.

Investing in the Qualified Shares involves risk. Please carefully consider the “Risk Factors” section beginning on page 8 of this prospectus.

Under the MJDS, the Corporation is permitted to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such disclosure requirements are different from those of the United States. The financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Owning Qualified Shares may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion under “Canadian Federal Income Tax Considerations” and “United States Federal Income Tax Considerations”. These discussions are of a general nature only and are not intended to be exhaustive of all possible tax consequences.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the federal laws of Canada, that most of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement to which this prospectus relates are residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons are located outside the United States.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this prospectus.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE QUALIFIED SHARES, OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

TABLE OF CONTENTS

CAUTIONARY NOTE TO UNITED STATES INVESTORS	3
DOCUMENTS INCORPORATED BY REFERENCE	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
RECENT DEVELOPMENTS	8
THE CORPORATION	8
RISK FACTORS	8
CONVERTIBLE NOTE AND COMMON SHARE PURCHASE WARRANT FINANCING	18
REGISTRATION RIGHTS AGREEMENT	19
EXCHANGE RATE INFORMATION	20
CONSOLIDATED CAPITALIZATION	20
USE OF PROCEEDS	20
PLAN OF DISTRIBUTION	20
DESCRIPTION OF COMMON SHARES	22
DIVIDEND POLICY	22
PRICE RANGE AND TRADING VOLUME	22
SELLING SECURITYHOLDERS	23
INTERESTS OF EXPERTS	24
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	24
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	25
AUDITORS	29
TRANSFER AGENT	29
LEGAL MATTERS	29
AVAILABLE INFORMATION	29
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	30
ENFORCEABILITY OF CIVIL LIABILITIES	30
AUDITORS’ CONSENT	31

Unless otherwise indicated or the context suggests otherwise, all references in this prospectus to the “Corporation” refer to North American Palladium Ltd., together with its wholly-owned subsidiary, Lac des Iles Mines Ltd.

Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus has been prepared in accordance with Canadian GAAP, which may differ from generally accepted accounting principles in the United States (“U.S. GAAP”). The Corporation’s financial statements that are incorporated by reference into this prospectus have been reconciled to U.S. GAAP, as described therein. Please see the supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” for the fiscal year ended December 31, 2008 which is incorporated by reference into this prospectus, for a summary of the significant differences between Canadian GAAP and U.S. GAAP as they apply to the Corporation’s financial statements.

In this prospectus, unless otherwise specified or the context otherwise requires, all monetary amounts are expressed in Canadian dollars. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to U.S. dollars.

You should rely only upon the information included in, or incorporated by reference into, this prospectus. The Corporation and the Holders have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. The Corporation’s business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor the registration of the Qualified Shares hereunder shall, under any circumstances, create any implication that there has been no change in the Corporation’s business or affairs since the respective dates as of which information is given herein.

This prospectus summarizes certain documents and other information and you are referred to this documentation and other information for a more complete understanding of what is discussed in this prospectus. In making an investment decision, you must rely on your own examination of the Corporation and the terms of the Qualified Shares, including the merits and risks involved.

The Corporation and the Holders are not making any representation to any person acquiring the Qualified Shares regarding the legality of an investment in the Qualified Shares by such purchaser under any laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Qualified Shares.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or resale of the Qualified Shares under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or resale, and the Corporation and the Holders will not have any responsibility therefor.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This prospectus has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this prospectus and any documents incorporated by reference herein, and any prospectus supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (‘‘NI 43-101’’) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained in or incorporated by reference into this prospectus and any prospectus supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. U.S. investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under U.S. standards, mineralization may not be classified as a ‘‘reserve’’ unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that any part of a “measured resource” or “indicated resource” will ever be converted into a “reserve”. U.S. investors should also understand that ‘‘inferred resources’’ have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of “inferred resources” exist, are economically or legally mineable or will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade, without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Corporation in compliance with NI 43-101 may not qualify as “reserves” under SEC standards.  Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the Ontario Securities Commission (“OSC”) and filed with, or furnished to, the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at Suite 2116, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone: (416) 360-7590, or by accessing the disclosure documents available through the internet on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, which is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System (EDGAR). Disclosure documents filed with, or furnished to, the SEC are available through EDGAR at www.sec.gov.

The following documents are specifically incorporated by reference and form an integral part of this prospectus:

(a)                                  the annual information form of the Corporation dated March 16, 2009 for the fiscal year ended December 31, 2008 (the “AIF”);

(b)                                 the audited comparative financial statements of the Corporation and the notes thereto for the financial year ended December 31, 2008, together with the report of the auditors thereon;

(c)                                  the management’s discussion and analysis for the annual comparative financial statements referred to in paragraph (b) above;

(d)                                 the supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” prepared in connection with the audited comparative financial statements referred to in paragraph (b) above together with the report of the auditors thereon; and

(e)                                  the management information circular of the Corporation dated April 18, 2008, prepared in connection with the Corporation’s annual and special meeting of shareholders held on May 22, 2008, excluding those portions under the headings “Solicitation of Proxies”, “Appointment and Revocation of Proxy”, “Exercise of Discretion by Proxies”, “Performance Graph”, “Corporate Governance” and “Obligations, Duties and Role of the Board of Directors”.

The Corporation has no further interest in the Arctic Platinum Project (“APP”) in Finland.  In order to exercise the Corporation’s option under an agreement with Gold Fields Limited (“Gold Fields”) that would have entitled the Corporation to a 60% interest in APP, the Corporation would have had to, among other conditions, deliver a positive feasibility study of APP to Gold Fields by August 31, 2008.  The Corporation received a draft of the feasibility study which showed that lower commodity prices coupled with the increased price of steel and diesel fuel, the strength of the Euro relative to the U.S. dollar and other variables had adversely impacted the economics of the project. As a result of these findings, the Corporation determined that it would not deliver a positive feasibility study for the APP prior to the August 31, 2008 deadline. The Corporation’s option over the APP has since lapsed and all interests have reverted back to Gold Fields.  As a result, any information related to APP, including information originating from a NI 43-101 Technical Report in respect of APP, prepared by Aker Kvaerner, P&E Mining Consultants Inc., and F.H. Brown, CPG, PR. Sci. Nat., dated October 29, 2007 and filed on SEDAR October 31, 2007, that may be presented in the documents incorporated by reference to this prospectus, is no longer relevant and is excluded from this prospectus and the documents incorporated by reference hereto.

Scott Wilson Roscoe Postle Associates Inc. (“Scott Wilson RPA”) prepared a NI 43-101 Technical Report for the Lac des Iles property (including the Lac des Iles mine and the Offset High Grade Zone) (the “LDI Report”), dated and filed on SEDAR March 13, 2009.  Des Cullen, P.Geo., Consulting Geologist,

F.H. Brown, CPG, Pr. Sci. Nat., Consulting Geologist, and Laila Potvin, P.Eng. (formerly Laila Sedore), Mill Superintendent at Lac des Iles Mines Ltd., prepared a NI 43-101 Technical Report for the Shebandowan West Property (the “Shebandowan Report”), dated August 9, 2007 and filed on SEDAR October 26, 2007. The Shebandowan Report has not been updated to reflect any new information since the date of the report, including, but not limited to, resources and reserves, mine and plant production, metallurgy, operating and capital costs and environmental data. The “qualified persons” who prepared the LDI Report were Deborah A. McCombe, P.Geo, Richard E. Routledge, M.Sc. P.Geo, Ian T. Blakley, P.Geo and Jason J. Cox, P.Eng. and are each employees of Scott Wilson RPA and independent for the purposes of NI 43-101. The “qualified persons” mentioned above who prepared the Shebandowan Report are independent from the Corporation, with the exception of Laila Potvin, P.Eng., who would not be considered independent for the purposes of NI 43-101.

The LDI Report includes and updates technical information from a NI 43-101 resource estimate for the Offset High Grade Zone (the “Offset Zone Report”) dated January 15, 2009.  As a result, any reference to, or information originating from, the Offset Zone Report that may be presented in the documents incorporated by reference to this prospectus, is no longer relevant and is excluded from this prospectus and the documents incorporated by reference hereto.

Any material change reports (excluding confidential material change reports), annual information forms, interim consolidated financial statements of the Corporation (including the management’s discussion and analysis in the interim reports for such periods), annual audited consolidated financial statements of the Corporation, including the auditors’ report thereon and including the management’s discussion and analysis in respect of such annual financial statements, business acquisition reports, information circulars, and any other disclosure documents required to be incorporated by reference under National Instrument 44-101 — Short Form Prospectus Distributions which are required to be filed by the Corporation with the OSC after the date of this prospectus and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated by reference into this prospectus. Any similar document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus, or as exhibits to the registration statement of which this prospectus forms a part, if and to the extent provided in such document.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

Upon a new annual information form for the year ended December 31, 2009 and the related annual financial statements being filed with the OSC during the currency of this prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars (to the extent the disclosure is inconsistent) filed prior to the commencement of the then current financial year will be deemed no longer to be incorporated into this prospectus for purposes of future resales of Qualified Shares hereunder.

Upon each new filing of interim financial statements and related management discussion and analysis filed with the OSC during the currency of this prospectus, the previous interim financial statements and management discussion and analysis (to the extent the disclosure is inconsistent) filed prior to the commencement of the then current interim period will be deemed no longer to be incorporated into this prospectus for purposes of future resales of Qualified Shares hereunder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, which includes future-orientated information, within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and the securities legislation of certain of the provinces of Canada, including the Securities Act (Ontario). Forward-looking statements, including future-oriented financial information, are necessarily based on estimates and assumptions made by the Corporation in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. These estimates and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which, with respect to future events, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by the Corporation, or on its behalf.

In making the forward-looking statements in this prospectus and the documents incorporated by reference herein, the Corporation has applied several material factors and assumptions, including, but not limited to:

•                  placing the Lac des Iles mine on care and maintenance is temporary and the mine will eventually resume operations;

•                  the Lac des Iles mine would remain viable operationally and economically if and when market prices for palladium, platinum and other metals produced at the mine return to historical averages;

•                  the expectations for mill feed head grade and mill performance will proceed as expected if and when the Lac des Iles mine resumes operations;

•                  the plans for mill production, sustainable recoveries from the Lac des Iles mine, exploration at Lac des Iles and elsewhere will all proceed as expected if and when metal prices return to historical averages;

•                  market fundamentals will result in reasonable demand and prices for palladium and by-product metals in the future;

•                  the Corporation will not be subject to any environmental disasters, significant litigation, significant regulatory changes or significant labour disruptions;

•                  the advice the Corporation has received from its consultants and advisors relating to matters such as mineral resource and mineral reserve estimates, metallurgy, permitting and environmental matters is reliable and correct and, in particular, that the models, dilution strategies and mining recovery estimates used to calculate mineral resources and mineral reserves are appropriate and accurate; and

•                  financing will be available on reasonable terms.

The Corporation cannot assure you that any of these assumptions will prove to be correct.

The words “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” “target,” “budget,” “plan,” “projection” and similar expressions are intended to identify forward-looking statements. Information concerning mineral reserve and mineral resource estimates also may be considered forward-looking statements, as such information constitutes a prediction of what mineralization might be found to be present if and when a project is actually developed.

In light of the risks and uncertainties inherent in all forward-looking statements, including future-oriented financial information, the inclusion or incorporation by reference of forward-looking statements in this prospectus or in any document incorporated by reference should not be considered as a representation by the Corporation or any other person that its objectives or plans will be achieved. Numerous factors could cause the Corporation’s actual results to differ materially from those in the forward-looking statements, including the following, which are discussed in greater detail under the heading “Risk Factors”:

•                  a prolonged suspension of production at the Corporation’s Lac des Iles mine;

•                  continuing weak commodity prices or fluctuations in commodity prices;

•                  the state of the global economy and economic and political events, including the deterioration of the global capital markets, affecting metal supply and demand;

•                  fluctuations in foreign currency exchange rates, particularly the Canadian dollar/U.S. dollar exchange rate;

•                  the ability of the Corporation to meet operating cost estimates;

•                  the accuracy of mineral resource and mineral reserve estimates;

•                  demand for, and cost of, exploration, development and construction services and equipment;

•                  risks related to future exploration programs, including the risk that future exploration will not replace mineral resources and mineral reserves that are depleted in the Lac des Iles mine;

•                  risks of acquisitions and the failure to integrate acquired mining properties;

•                  the Corporation’s history of losses and the possibility of future losses;

•                  inherent risks and hazards associated with mining and processing operations;

•                  failure to maintain projected production levels;

•                  potential uncertainty related to title to the Corporation’s mineral properties;

•                  changes in the life-of-mine plan;

•                  the Corporation’s dependence on a third party for smelting and refining its metal;

•                  competition for exploration, development and construction services and equipment;

•                  the ability of the Corporation to obtain external financing to explore and develop its properties;

•                  employment disruptions, including the failure to renew on acceptable terms or at all the collective agreement between the Corporation and the employee union;

•                  costs of complying with environmental laws and regulations;

•                  costs of complying with other government regulations;

•                  the risk that permits and regulatory approvals necessary to develop and operate mines on the Corporation’s properties will not be available on a timely basis, on reasonable terms or at all;

•                  competition from larger producers of platinum group metals and from potential new producers;

•                  the development of new technology or new alloys that could reduce the demand for palladium or platinum;

•                  loss of key personnel;

•                  the ability of the Corporation to comply with the terms of its credit facilities;

•                  the ability of KFOC to control the Corporation;

•                  risk related to hedging strategies;

•                  lack of infrastructure necessary to develop the Corporation’s projects;

•                  risks involved in current or future litigation or regulatory proceedings; and

•                  the ability of the Corporation to maintain adequate internal control over financial reporting and disclosure controls and procedures.

These factors should be considered carefully, and readers should not place undue reliance on the Corporation’s forward-looking statements. The Corporation believes that the expectations reflected in the forward-looking statements, including future-oriented financial information, contained in this prospectus and the documents incorporated by reference are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, including future-oriented financial information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The Corporation undertakes no obligation to disclose publicly any future revisions to forward-looking statements, including future-oriented financial information, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as expressly required by law. Additionally, the forward-looking statements, including future-oriented financial information, contained herein are presented solely for the purpose of conveying our reasonable belief of the direction of the Corporation and may not be appropriate for other purposes.

RECENT DEVELOPMENTS

On October 21, 2008, the Corporation announced that due to declining metal prices, the Lac des Iles mine would be placed on temporary care and maintenance.  Declining sales and production in the automotive industry, the major consumer of palladium and platinum, suggests that platinum group metal (“PGM”) producers would be facing significant challenges in the near term.  Placing the mine on temporary care and maintenance resulted in the layoff of over 350 employees.  The Corporation has not determined when, or if, the Lac des Iles mine will re-open.

On October 1, 2008, William J. Biggar joined the Corporation as President and Chief Executive Officer, replacing James Excell, with the dual mandate of growing the Corporation’s core assets and leveraging the Corporation’s strong balance sheet to pursue potential acquisitions and joint venture opportunities.  Mr. Biggar also joined the Corporation’s Board of Directors.  Mr. Biggar has 10 years of experience in investment banking and most recently held the position of Managing Director at Richardson Capital Limited.  He has served as Senior Vice President at Barrick Gold Corporation and the Horsham Corporation, as Executive Vice-President of Magna International and as President and CEO of MI Developments.

THE CORPORATION

North American Palladium Ltd. is the successor to Madeleine Mines Ltd., a company incorporated under the Mining Companies Act (Québec) by letters patent in 1968. In January 1992, Madeleine Mines Ltd. was amalgamated with a federally incorporated company and the amalgamated company was wound up into the parent company, 2750538 Canada Inc. This entity changed its name to Madeleine Mines Ltd. and, in June 1993, the name was changed to North American Palladium Ltd.  Lac des Iles Mines Ltd., incorporated under the Canada Business Corporations Act, is a wholly-owned subsidiary of the Corporation.  On October 21, 2008, the Corporation announced that, due to declining metal prices, it will place its Lac des Iles mine on care and maintenance and lay off approximately 350 employees.  With this closure, the Corporation currently has no producing mine.

The Corporation’s head and registered office is at 2116-130 Adelaide Street West, Toronto, Ontario M5H 3P5, Canada, telephone: (416) 360-7590, fax: (416) 360-7709. The Corporation’s now-idled Lac des Iles mine is located approximately 85 kilometres northwest of Thunder Bay at Lac des Iles, in northern Ontario.

RISK FACTORS

The acquisition of the Qualified Shares involves risk. Any prospective investor should carefully consider the following risk factors and all of the other information contained in this prospectus (including the documents incorporated by reference) before purchasing any of the Qualified Shares. If any event arising from these risks occurs, the Corporation’s business, prospects, financial condition, results of operations or cash flows could be adversely affected, the trading price of the Common Shares could decline and all or part of any investment may be lost. Additional risks and uncertainties not currently known to the Corporation, or that are currently deemed immaterial, may also materially and adversely affect the Corporation’s business operations, prospects, financial condition, results of operations or cash flows.

A prolonged suspension of production at the Lac des Iles mine will adversely impact the financial position of the Corporation.

The Corporation derives all of its revenue from the Lac des Iles mine.  As of October 29, 2008, the Corporation placed the Lac des Iles mine, its only producing mine, on care and maintenance as a result of declining metal prices.  While the Corporation believes that metal prices will eventually return to historical averages, there is no guarantee when or even if this will occur.  A sustained period of depressed metal prices, resulting in a lengthy period of suspension in production at the Lac des Iles mine, will result in a significant loss of revenue for this period and could have a material adverse impact on the financial position and results of operations of the Corporation. If the Lac des Iles mine remains idle for a sustained period of time or were to be permanently shut down, the Corporation may be unable to continue as a going concern.  A prolonged shutdown could also make it more difficult for the Corporation to recruit qualified employees.

The Corporation’s financial results are directly affected by commodity prices.

The Corporation’s earnings are directly related to commodity prices as its revenues are derived from sales of palladium and, to a lesser extent, platinum, gold, nickel and copper produced from its Lac des Iles mine, which is currently idled. The Corporation’s current policy and practice is not to sell forward its production. Commodity prices can fluctuate widely and are affected by numerous factors beyond the Corporation’s control, including production at other mines, supply from recycling, producer hedging activities, the state of the automotive industry, other production and investor demand and overall political and economic conditions. The price of palladium is affected by global supply and demand for the commodity, the availability and cost of substitutes and supply from Russia and South Africa, the two major PGM producing countries. Further, the price of palladium and platinum have on occasion been subject to very rapid short-term changes because of the smaller size of the market relative to other metals. The aggregate effect of these factors is impossible to predict with any accuracy.

The current depressed prices for most metals, including palladium, have and will continue to adversely affect the Corporation’s financial performance and results of operations. The Corporation’s primary source of revenue is the sale of palladium, which accounted for approximately 45% of the Corporation’s revenue in 2008 and 47% of the Corporation’s revenues in 2007. Historically, changes in the market price of palladium have significantly impacted the Corporation’s profitability and the trading price of the Common Shares. Since the market prices of palladium and by-product metals have fallen below the Corporation’s total cash costs of production, the Corporation suspended operations at its Lac des Iles mine.

Deterioration of economic conditions will adversely impact revenues of the Corporation.

The deterioration in the U.S. and global capital markets, the financial services industry and economic conditions generally, could continue to negatively impact the Corporation’s business in several ways.  For instance, market volatility, tight credit markets and the decline in the U.S. housing market have adversely affected consumer confidence and reduced business activity, both of which have negatively impacted the Corporation’s revenues and the market price of the Common Shares since PGMs are used in the production of consumer items such as automobiles, electronics and jewellery. In addition, some purchasers of PGMs, such as automobile manufacturers, could experience serious cash flow problems due to the deteriorating global capital markets. PGM purchasers may be forced to reduce their product lines or production, shut down their operations or file for bankruptcy protection, which would have a material adverse effect on the Corporation’s business. The Corporation does not expect that the difficult economic conditions faced by the automotive sector, the most important consumer of PGMs, will improve before 2010, and any continuation or worsening of the economic downturn will continue to adversely affect the Corporation.

Fluctuations in foreign currency exchange rates in relation to the U.S. dollar may adversely affect the Corporation’s results of operations.

The Corporation’s operating results and cash flows are significantly affected by changes in the Canadian dollar/U.S. dollar exchange rate. Exchange rate movements can have a significant impact as all of the

Corporation’s revenues are earned in U.S. dollars but most of its operating and capital costs are incurred in Canadian dollars. As a result, if and when mining operations resume, a strengthening Canadian dollar relative to the U.S. dollar will result in reduced revenues for the Corporation. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years. The Corporation does not currently hedge its foreign exchange exposure against the effects of currency fluctuations. There can be no assurance that foreign exchange fluctuations will not materially adversely affect the Corporation’s financial performance and results of operations.

The Corporation may not meet its production level and operating cost estimates and, if it does not, its results of operations may be adversely affected.

Planned production levels and operating costs are estimated based on the Corporation’s experience in operating the Lac des Iles mine. These estimates are subject to numerous uncertainties, many of which are beyond the Corporation’s control. The Corporation cannot give assurances that its actual production levels will not be substantially lower than its estimates or that its operating costs will not be materially higher than anticipated. For example, production levels for 2008, and potentially beyond, will be considerably lower than initial estimates as a result of the decision to place the Lac des Iles mine on temporary care and maintenance.

Calculation of mineral resources, mineral reserves and metal recovery are only estimates, and there can be no assurance about the quantity and grade of minerals until the metals are actually mined.

The calculation of mineral resources, mineral reserves and grades are merely estimates and depend on geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which might prove to be unpredictable. Mineral resources that are not mineral reserves do not have demonstrated economic viability and mineral reserve estimates are based on certain assumptions, including metal prices. Until mineral resources or mineral reserves are actually mined and processed, the quantity of reserves or resources and their respective grades must be considered as estimates only. Any material change in the quantity of mineral resources, mineral reserves, grade or stripping ratio may affect the economic viability of the Corporation’s properties.

Decreases in the market price of palladium or other metals may render the mining of some or all of the reserves uneconomic.

Although the Corporation has carefully prepared and verified the mineral resource and reserve figures presented in the documents incorporated by reference to this prospectus, such figures are estimates, which are, in part, based on forward-looking information, and no assurance can be given that the indicated level of palladium, platinum, gold, nickel and copper will be produced.  Estimated reserves may have to be recalculated based on actual production experience.  Market price fluctuations of these metals, as well as increased production costs or reduced recovery rates and other factors, may render the present proven and probable reserves unprofitable to develop at a particular site or sites for periods of time.

The mineral reserve estimates in the LDI Report assume long-term prices of US$350/oz palladium, US$1,400/oz platinum, US$850/oz gold, US$6.50/lb nickel and US$2.00/lb copper.  The mineral reserve estimates in the Shebandowan Report assume 18-month trailing average metal prices of US$300/oz palladium, US$750/oz platinum, US$400/oz gold, US$7/lb nickel and US$1.50/lb copper.  Mineral reserve and mineral resource estimates for the Lac des Iles property (including the Offset High Grade Zone) and Shebandowan West project would be lower than those presented in the LDI Report and Shebandowan Report if current market metal prices were assumed.

If mineral resource and reserve estimates are not accurate, production may be less than estimated which would adversely affect the Corporation’s financial condition and results of operations.

The Corporation cannot be certain that its mineral resource and reserve estimates are accurate and cannot guarantee that it will recover the indicated quantities of metals. Future production could differ dramatically from such estimates for the following reasons:

•                  actual mineralization or ore grade could be different from those predicted by drilling, sampling, feasibility studies or technical reports;

•                  increases in the capital or operating costs of the mine;

•                  changes in the life-of-mine plan; or

•                  the grade of ore may vary over the life of the mine and the Corporation cannot give any assurances that any particular mineral reserve estimate will ultimately be recovered.

The occurrence of any of these events may cause the Corporation to adjust its mineral resource and reserve estimates or change its mining plans, which could negatively affect the Corporation’s financial condition and results of operations. Moreover, short-term factors, such as the need for additional development of the orebody or the processing of new or different grades if and when operations resume, may adversely affect the Corporation.

Favourable market conditions from 2004 to 2007 have encouraged increased mining exploration, development and construction activity in the mining industry, resulting in increased demand for, and cost of, exploration, development and construction services and equipment.

The overall strength of the metals market from 2004 to 2007 resulted in an increase in exploration, development and construction activities around the world, resulting in increased demand for, and cost of, exploration, development and construction services and equipment. The costs of such services and equipment could increase in the future if such trends were to resume, which could result in delays if services or equipment cannot be obtained in a timely manner.

Future exploration at the Lac des Iles mine or at the Corporation’s exploration properties may not result in increased mineral resources or mineral reserves, which could prevent the Corporation from sustaining its targeted production levels over the long term.

As mines have a depleting asset base, the Corporation actively seeks to replace and expand its mineral resources and mineral reserves, through exploration and development, strategic acquisitions and joint ventures. The Corporation has conducted exploration programs on the Lac des Iles intrusive complex, on the Shebandowan joint venture properties and elsewhere with the objective of increasing total mineral resources and mineral reserves. Exploration for minerals involves many risks and uncertainties and is frequently unsuccessful. Among the many uncertainties inherent in any exploration and development program are the location of economic mineralized zones, the development of appropriate metallurgical processes, the receipt of necessary governmental permits to mine a deposit and the construction of mining and processing facilities. Assuming discovery of an economic mineralized zone, several years may elapse from the completion of the exploration phase until commercial production commences and during such time the economic feasibility of production may change. There can be no assurance that the Corporation’s current exploration and development programs will result in economically viable mining operations or yield new mineral resources and mineral reserves to replace current mineral resources and mineral reserves. This could prevent the Corporation from sustaining its targeted production levels over the long term, which could affect its ability to continue as a going concern.

Risks of acquisitions and the failure to integrate acquired mining properties.

As part of its development strategy, the Corporation intends to acquire additional mining properties, including gold properties, where such transactions are economically and strategically justified. However, there can be no assurance that the Corporation will be able to identify attractive acquisition candidates in the future or that it will succeed at effectively managing the integration of acquired mining properties. If the expected synergies from such transactions do not materialize, or if the Corporation fails to successfully integrate such new mining properties into its existing business, or if acquired businesses or properties have unexpected liabilities, the Corporation’s results of operations could be adversely affected.

The Corporation has a history of losses and no immediately foreseeable earnings.

The Corporation has a history of losses, and there can be no assurance that it will ever be profitable. The Corporation expects to continue to incur losses unless and until such time as it resumes production at the

Lac des Iles mine, develops and commences mining operations at the Offset High Grade Zone or the Shebandowan West Project or it completes a corporate transaction for new operating assets. There can be no assurance that the Corporation will ever achieve profitability.

The risks and hazards associated with mining and processing may increase the Corporation’s costs and reduce its profitability in the future.

Mining and processing operations involve many risks and hazards, including, among others: metallurgical and other processing problems; unusual and unexpected rock formations; pit slope failures or underground cave-ins; environmental contamination; industrial accidents; fires; flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature; mechanical equipment and facility performance problems; and the availability of materials and equipment.

These risks could result in: damage to, or destruction of, the Corporation’s properties or production facilities; personal injury or death, including to the Corporation’s employees; environmental damage; delays in mining; increased production costs; asset write downs; monetary losses; and legal liability.

The Corporation cannot be certain that its insurance will cover all of the risks associated with mining or that it will be able to maintain insurance to cover these risks at affordable premiums. The Corporation could also become subject to liability for environmental contamination or other hazards against which it cannot insure or against which the Corporation may elect not to insure because of high premium costs or other reasons. Losses from such events may increase costs and decrease profitability.

The Corporation’s failure to maintain projected production levels for its underground or open pit mining operations will adversely affect its ability to generate revenue and profits.

The Corporation’s future prospects will be negatively affected if the Lac des Iles mine fails to maintain projected production levels. This is increasingly likely as a result of the decision to place the Lac des Iles mine on care and maintenance as of October 29, 2008.  If and when the Lac des Iles mine resumes operations, unforeseen conditions or developments could arise during the ongoing development and operation of the underground mine which could increase costs and adversely affect the Corporation’s ability to generate revenue and profits. These events may include, among others: shortages or unanticipated increases in the cost of equipment, materials or skilled labour; delays in delivery of equipment or materials; labour disruptions; adverse weather conditions or natural disasters; accidents; unforeseen engineering, design, environmental or geological problems; and unanticipated changes in the life-of-mine plan or the ultimate pit design.

Title to the Corporation’s mineral properties cannot be guaranteed and may be subject to prior recorded and unrecorded agreements, transfers or claims and other defects and potential aboriginal rights claims.

Although the Lac des Iles mine has been in operation for 15 years, the Corporation cannot guarantee that title to its properties will not be challenged. Title insurance is generally not available for mineral properties and the Corporation’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Corporation’s mineral properties may be subject to prior recorded and unrecorded agreements, transfers or claims, and title may be affected by, among other things, undetected defects. Additionally, there can be no guarantee that potential aboriginal rights claims to the Corporation’s mineral properties will not create delays in project approval, unexpected interruptions in project progress or result in additional costs to advance the project. A successful challenge to the area and location of these claims could result in the Corporation being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

The Corporation is dependent on a third party for smelting and significantly refining its palladium. If the third party is unable to accommodate the Corporation’s smelting and refining requirements or the existing contract is terminated or not renewed, the Corporation’s ability to generate revenues could be harmed.

The Corporation has a smelter agreement with Xstrata Canada Corporation (“Xstrata”), which provides for the smelting and refining of the principal metals contained in the concentrates produced at the Lac des Iles mine. The existing agreement with Xstrata expires on March 31, 2010 but may be extended for two additional one-year terms. Xstrata may terminate the agreement prior to the expiry date under certain conditions. For instance, Xstrata could potentially argue that the temporary suspension of activities at the Lac des Iles mine constitutes an event of force majeure, entitling it to terminate the agreement.  The termination of the agreement or the failure to renew the agreement on acceptable terms, or at all, could have a material adverse effect on the Corporation’s financial performance and results of operations until such time as alternative smelting and refining arrangements could be made or alternative purchasers of the Corporation’s concentrates could be found. If the Corporation is required to make alternative refining arrangements or to find alternative purchasers, there can be no assurance that such arrangements would be on terms as favourable to the Corporation as its existing agreement with Xstrata.

Increased competition could adversely affect the Corporation’s ability to acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. The Corporation may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Corporation. As a result, for reasons beyond its control, the Corporation may not be able to acquire mining properties in the future on acceptable terms.

The exploration and development of the Corporation’s properties will require substantial additional financing.

The exploration and development of the Corporation’s properties will require substantial additional financing. Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration activities, development or production on any or all of the Corporation’s properties or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Corporation.

The Corporation’s inability to renew its collective agreement on acceptable terms could have a material adverse effect on the Corporation.

The Corporation’s collective agreement with the United Steelworkers of America, the union representing the hourly employees at the Lac des Iles mine, expired in February 2009. The inability to renew the agreement on acceptable terms could have a material adverse effect on the Corporation and could potentially delay or prevent the re-opening of the mine. In addition, work stoppages or strikes at the Lac des Iles mine, if and when reopened, could have a material adverse effect on the results of operations and financial performance of the Corporation.

The Corporation is subject to extensive environmental legislation and the costs of complying with these applicable laws and regulations may be significant.

The Corporation’s operations are subject to extensive environmental legislation. This legislation requires the Corporation to obtain various operating approvals and licenses and also imposes standards and controls on activities relating to the exploration, development and production of palladium and by-product metals.

The cost to the Corporation of obtaining operating approvals and licenses and abiding by environmental legislation, standards and controls may be significant. Further, if the Corporation fails to obtain or maintain such operating approvals or licenses or breaches such legislation, standards or controls, it may not be able to continue its operations in its usual manner or at all, and the Corporation may be subject to fines or other liabilities which may have a material adverse impact on its operations or financial results.

The Corporation will be responsible for all costs of closure and reclamation at the Lac des Iles mine. Under applicable legislation, the Corporation has established a trust fund to prepare for closure and reclamation. The current amended mine closure plan requires the payment by the Corporation of $8.4 million for cleanup and restoration of the mine site. The trust fund is maintained by the Ontario Ministry of Northern Development and Mines and will become available to the Corporation when the mine closure is completed.  At February 18, 2009, approximately $8.4 million (including accrued interest) had been deposited by the Corporation into the trust fund. Thus, while the Corporation will be required to pay closure costs, once paid and following completion of the closure, it can access the trust funds.

Changes in environmental legislation or in its enforcement, new information on existing environmental conditions or other events, including changes in environmental controls or standards or in their enforcement, may increase future environmental expenditures or otherwise have a negative effect on the Corporation’s financial condition and results of operations. In addition to existing requirements, it is expected that other environmental legislation may be implemented in the future with the objective of further protecting human health and the environment. New environmental legislation or changes in existing environmental legislation could have a negative effect on production levels, product demand, product quality and methods of production and distribution. The complexity and breadth of these issues make it difficult for the Corporation to predict their impact. The Corporation anticipates capital expenditures and operating expenses would likely increase as a result of compliance with new or more stringent environmental legislation.

Failure to comply with environmental legislation may result in the issuance of governmental orders, the imposition of penalties, liability for related damages and the loss of operating licenses or approvals. The Corporation cannot give assurances that it will at all future times be in compliance with all federal and provincial environmental legislation or that steps to bring the Corporation into compliance would not have a negative effect on its financial condition and results of operations.

Compliance with current and future government regulations may cause the Corporation to incur significant costs.

The Corporation’s activities are subject to extensive Canadian federal and provincial legislation governing matters such as mine safety, occupational health, labour standards, prospecting, exploration, production, exports, toxic substances, explosives, management of natural resources, price controls, land use, water use and taxes. Compliance with this and other legislation could require the Corporation to make significant capital outlays. The enactment of new legislation or more stringent enforcement of current legislation may increase costs, which could have a negative effect on the Corporation’s financial position. The Corporation cannot make assurances that it will be able to adapt to these regulatory developments on a timely or cost effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions including possible shut-downs of the Lac des Iles mine and future operations, as applicable.

The Corporation is required to obtain and renew governmental permits in order to conduct mining operations, which is often a costly and time-consuming process.

Throughout the normal course of business, the Corporation is required to obtain and renew governmental permits for exploration, operations and expansion of existing operations or for the development of new projects. Obtaining or renewing governmental permits is a complex and time-consuming process. The duration and success of permitting efforts are contingent upon many variables not within the Corporation’s control, including the interpretation of requirements implemented by the applicable permitting authority. The Corporation may not be able to obtain or renew permits that are necessary to its operations, or the cost to obtain or renew permits may exceed the Corporation’s expectations. Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could materially adversely affect the Corporation’s revenues and future growth, if and when the Lac des Iles mine reopens.

The Corporation faces competition from other larger producers of platinum group metals and from potential new sources of platinum group metals.

The Corporation competes globally with other PGM producers and suppliers, some of which are significantly larger and have access to greater mineral reserves and financial resources. In addition, recycling and new mines could increase the global supply of palladium and platinum. The Corporation may not be successful in competing with these existing and emerging PGM producers and suppliers.

The development of new technology or new alloys could reduce the demand for palladium and platinum.

Demand for palladium and platinum may be reduced if manufacturers in industries such as the automotive sector, the electronics sector and dentistry find substitutes for palladium or platinum. The development of a substitute alloy or synthetic material which has catalytic characteristics similar to PGMs could result in a decrease in demand for palladium and platinum. Furthermore, the development by the automobile industry of automobiles that do not use catalytic converters could significantly reduce the demand for palladium and platinum. High prices for palladium or platinum would create an incentive for the development of substitutes. Any such developments could have a material adverse effect on the Corporation’s financial condition and results of operations.

If the Corporation loses key personnel or is unable to attract and retain personnel, the Corporation’s mining operations and prospects could be significantly harmed.

The Corporation is dependent upon the services of a small number of members of senior management including William J. Biggar, the Corporation’s President and Chief Executive Officer. The Corporation’s current operations and its future prospects depend on the experience and knowledge of these individuals. The Corporation does not maintain any “key man” insurance. The loss of one or more of these individuals could have a material adverse effect on the Corporation’s mining operations and results of operations.

The Corporation’s credit facilities provide for events of default, some of which are beyond the Corporation’s control.

The Corporation has borrowed funds under its credit facilities to finance its operations. The credit facilities contain certain events of default, some of which are beyond the Corporation’s control, the occurrence of which could require the Corporation to pay back immediately all amounts borrowed under the credit facilities.

The Corporation’s principal shareholder has the ability to direct the Corporation’s affairs and business and, because the principal shareholder owns approximately 44% of the Common Shares, third parties may be deterred from acquiring the Corporation.

To the Corporation’s knowledge, KFOC owns Common Shares representing approximately 44% of the total number of Common Shares outstanding as at January 20, 2009. KFOC, therefore, has the ability to direct the affairs and business of the Corporation and it cannot be assumed that the interests of KFOC will coincide with those of the Corporation. This concentration of ownership results in KFOC having the ability to elect the Corporation’s board of directors and may have the effect of delaying or preventing a change in control of the Corporation, which may deprive the Corporation’s shareholders of a control premium that might otherwise have been realized in connection with an acquisition of the Corporation. Alternatively, if KFOC sells its shareholdings to a third party, the new purchasing shareholder would obtain a considerable controlling interest in the Corporation. There can be no assurance that the interests of such a shareholder would be consistent with the plans of the Corporation as described in this prospectus or that such a sale would not decrease the value of the Common Shares.

The Corporation’s hedging activities or its decision not to hedge could expose it to losses.

From time to time, the Corporation may in the future engage in hedging activities to manage its exposure related to currencies, interest rates and commodity prices. While hedging related to realized metal prices may protect the Corporation against low metal prices, it may also limit the price the Corporation can receive on hedged products. As a result, the Corporation may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract. In addition, the Corporation may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

Lack of infrastructure could delay or prevent the Corporation from developing its projects.

Completion of the development of the Corporation’s advanced exploration projects is subject to various requirements, including the availability and timing of acceptable arrangements for electricity or other sources of power, water and transportation facilities. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development of the Corporation’s advanced exploration projects. If adequate infrastructure is not available in a timely manner, there can be no assurance that: the development of the Corporation’s projects will be completed on a timely basis, if at all; the resulting operations will achieve the anticipated production volume; or the ongoing operating costs associated with the development of the Corporation’s advanced projects will not be higher than anticipated.

Current and future litigation and regulatory proceedings may impact the revenue and profits of the Corporation.

The Corporation may be subject to civil claims (including class action claims) based on allegations of negligence, breach of statutory duty, public nuisance or private nuisance or otherwise in connection with its operations or investigations relating thereto. While the Corporation is presently unable to quantify its potential liability under any of the above heads of damage, such liability may be material to the Corporation and may materially adversely affect its ability to continue operations.

In addition, the Corporation may be subject to actions by governmental or regulatory authorities in connection with its activities at the Lac des Iles mine or related investigations. Such actions may include prosecution for breach of relevant legislation or failure to comply with the terms of the Corporation’s licenses and permits and may result in liability for pollution, other fines or penalties, revocations of consents, permits, approvals or licenses or similar actions, which could be material and may impact the results of operations of the Corporation. The Corporation’s current insurance coverage may not be adequate to cover any or all the potential losses, liabilities and damages that could result from the civil and/or regulatory actions referred to above.

The Corporation may fail to achieve and maintain adequate internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act.

The Corporation documented and tested during its most recent fiscal year its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management of the effectiveness of the Corporation’s internal controls over financial reporting and an attestation report by the Corporation’s independent auditors addressing this assessment. The Corporation may fail to achieve and maintain the adequacy of its internal controls over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Corporation may not be able to ensure that it can conclude, on an ongoing basis, that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Corporation’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Corporation’s business and negatively impact the trading price of the Common Shares or the market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Corporation’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide the Corporation with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that the Corporation’s internal controls over financial reporting will detect or uncover all failures of persons within the Corporation to disclose material information otherwise required to be reported. The effectiveness of the Corporation’s processes, procedures and controls could also be limited by simple errors or faulty judgments. In addition, if the Corporation expands, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Corporation continue to improve its internal controls over financial reporting. Although the Corporation intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, the Corporation cannot be certain that it will be successful in complying with Section 404.

Because the Corporation is a Canadian corporation and the majority of its directors and officers are resident in Canada, it may be difficult for investors in the United States to enforce civil liabilities against the Corporation based solely upon the federal securities laws of the United States.

The Corporation is a Canadian corporation, with its principal place of business in Canada. A majority of the Corporation’s directors and officers named in this prospectus and some or all of the experts named in the registration statement to which this prospectus relates are residents of Canada and a significant portion of the Corporation’s assets and the assets of a majority of the Corporation’s directors and officers and the experts named in this prospectus are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon the Corporation or its directors or officers or such experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts (1) would enforce judgments of U.S. courts obtained in actions against the Corporation or such directors, officers or experts predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or (2) would enforce, in original actions, liabilities against the Corporation or such directors, officers or experts predicated upon the U.S. federal securities laws or any such state securities or “blue sky” laws.  In addition, the protections afforded by Canadian securities laws may not be available to investors in the United States.

Risks relating to the Corporation’s Common Shares

Future sales or issuances of equity securities could decrease the value of any existing Common Shares, dilute investors’ voting power and reduce the Corporation’s earnings per share.

The Corporation may sell additional equity securities in subsequent offerings (including through the sale of debt securities or other securities convertible into equity securities) and may issue additional equity securities to finance future acquisitions and other projects and to satisfy its obligations pursuant to the exercise of Common Share purchase warrants. The Corporation cannot predict the size of future issuances of equity securities or the effect, if any, that future issuances and sales of equity securities will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and the Corporation may experience dilution in its earnings per share.

The Common Shares are publicly traded and are subject to various factors that have historically made the Corporation’s share price volatile.

The trading price of the Common Shares has been, and may continue to be, subject to large fluctuations which may result in losses to investors. The trading price of the Common Shares may increase or decrease in response to a number of events and factors, including:

•                  the Corporation’s operating performance and the performance of competitors and other similar companies;

•                  volatility in PGM prices;

•                  the public’s reaction to the Corporation’s press releases, other public announcements and the Corporation’s filings with the various securities regulatory authorities;

•                  changes in earnings estimates or recommendations by research analysts that track the Common Shares or the shares of other companies in the resource sector;

•                  changes in general economic and/or political conditions;

•                  the arrival or departure of key personnel; and

•                  acquisitions, strategic alliances or joint ventures involving the Corporation or its competitors.

In addition, the market price of the Common Shares is affected by many variables not directly related to the Corporation’s success and are, therefore, not within the Corporation’s control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common Shares, and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Common Shares on the exchanges on which the Common Shares trade has historically made the Corporation’s share price volatile and suggests that the Corporation’s share price will continue to be volatile in the future.

The board of directors may issue, without shareholder approval, an unlimited number of special shares that have rights and preferences potentially superior to those of the Common Shares. Such an issuance may delay or prevent a change of control.

While there are no special shares currently outstanding, the Corporation’s articles allow the issuance of an unlimited number of special shares in one or more series. Subject to the TSX, NYSE Amex and any applicable regulatory approvals, the board of directors may set the rights and preferences of any series of special shares in its sole discretion without shareholder approval. The rights and preferences of those special shares may be superior to those of the Common Shares. Accordingly, the issuance of special shares may adversely affect the rights of holders of Common Shares and could have the effect of delaying or preventing a change of control, which may deprive the Corporation’s shareholders of a control premium that might otherwise have been realized in connection with an acquisition of the Corporation.

CONVERTIBLE NOTE AND COMMON SHARE PURCHASE WARRANT FINANCING

On March 28, 2006, the Corporation announced the execution of the Securities Purchase Agreement relating to the private placement (the “Offering”) of up to US$58.5 million principal amount of convertible notes together with common share purchase warrants exercisable to purchase, for four years from the date of their issuance, 50% of the number of Common Shares underlying the convertible notes. Under the terms of the Securities Purchase Agreement, on March 29, 2006 the Corporation issued a Series I Note in the principal amount of US$17.5 million to each of the Holders. On June 23, 2006, the Corporation issued a Series II Note in the principal amount of US$13.5 million to KFOC. The following summary of the Securities Purchase Agreement, the Notes and the Warrants is not complete and is subject to, and is qualified in its entirety by reference to, those documents, copies of which are available from the Corporation upon request.

The Series I Notes were initially convertible into 2,873,563 Common Shares representing an effective price of US$12.18 per share (the “Initial Conversion Price”). The Series II Note was initially convertible, at the Initial Conversion Price, into 1,108,374 Common Shares. The Initial Conversion Price is equal to 113% of the Initial Market Price. For the purposes of the Notes, the “Initial Market Price” was US$10.78, being the five-day weighted average trading price of the Common Shares on the NYSE Amex immediately preceding March 24, 2006. In addition, the Series I Warrants, exercisable until March 29, 2010, to purchase 1,805,016 Common Shares (as adjusted) were issued to the Holders with the Series I Notes, and the Series II Warrants, exercisable until June 23, 2010, to purchase 951,649 Common Shares (as adjusted) were issued to KFOC with the Series II Note. Each of the Warrants is exercisable to purchase one Common Share at an adjusted exercise price of US$10.73, in the case of the Series I Warrants, and US$7.85, in the case of the Series II Warrants.  The number of Common Shares issuable under the Warrants and the exercise price of the Warrants has been adjusted and may be adjusted in the future upon the occurrence of certain events pursuant to the terms of the Warrants.

The Series I Notes accrued interest at a rate of 6.5% per annum, and such interest was paid pursuant to the terms of the Notes bi-monthly on the first day of February, April, June, August, October and December, commencing on June 1, 2006. The Series II Note accrued interest at a rate of 6.5% per annum, and was paid pursuant to the terms of the Note bi-monthly on each Interest Payment Date, commencing on August 1, 2006. The principal amount of the Series I Notes has been repaid in nine equal instalments.  The first and last instalment payment dates were April 1, 2007 and August 1, 2008, respectively. The principal amount of the Series II Note has been repaid in nine equal instalments.  The first and last instalment payment dates were August 1, 2007 and December 1, 2008, respectively. The interest payments and/or principal repayment amounts were paid to each Holder, at such Holder’s option, in Common Shares.  Common Shares issued for interest payments or in repayment of the Notes were issued at a 10% discount from the volume weighted average trading price of the Common Shares on the NYSE Amex for the five consecutive trading days immediately prior to the applicable payment date.

This prospectus qualifies 14,240,047 Common Shares, being the number of Common Shares that were issued to Holders in satisfaction of the Corporation’s obligations in respect of payments of principal and interest in respect of the Notes as well as all Common Shares issuable upon exercise of the Warrants.

REGISTRATION RIGHTS AGREEMENT

In connection with the Offering, the Corporation entered into a registration rights agreement dated as of March 24, 2006 (the “Registration Rights Agreement”) with the Holders. The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Corporation upon request.

The Holders are entitled to the benefits of the Registration Rights Agreement, pursuant to which the Corporation has filed this prospectus with the OSC under National Instrument 44-102 and a registration statement, of which this prospectus forms a part, with the SEC under the U.S. Securities Act. The Corporation is registering the number of Qualified Shares covered by this prospectus pursuant to the terms of the Registration Rights Agreement and under the U.S. Securities Act to permit the Holders to resell the Qualified Shares from time to time after the effective date of the registration statement of which this prospectus forms a part. Subject to the Corporation’s right to suspend use of the registration statement, as described below, the Corporation will use its reasonable best efforts to keep the registration statement effective at all times until the earlier of (i) May 12, 2010, being the fourth anniversary of the date of the initial registration statement in respect of the Common Shares issuable in respect of the Notes pursuant to the Securities Purchase Agreement becoming effective and (ii) the date on which the Holders have sold all the Qualified Shares covered by the registration statement provided that, for so long as any Holder is an “affiliate” of the Corporation as defined in Rule 144 under the U.S. Securities Act, the four year period shall be extended for such Holder until such time as such Holder is no longer an affiliate under Rule 144 and provided further that, in the case of KFOC, such period shall be extended until the earlier of (A) March 24, 2016 or (B) one year after the death of George B. Kaiser. Notwithstanding the foregoing, the Corporation is not required to keep a registration statement effective for a particular Holder that is not an affiliate under Rule 144 if all the Qualified Shares held by or issuable to such Holder may immediately be sold under Rule 144 during a 90 day period.

When a Holder elects to sell the Qualified Shares pursuant to the registration statement, such Holder will be required to:

•                  provide the Corporation with any additional information requested by the OSC and/or the SEC, if any;

•                  deliver a copy of this prospectus to purchasers; and

•                  be subject to the provisions of the Registration Rights Agreement, including the indemnification provisions.

Under the Registration Rights Agreement, the Corporation will:

•                  pay all expenses of the registration statement;

•                  provide the Holders with copies of this prospectus;

•                  notify the Holders when the registration statement has become effective; and

•                  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Corporation may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed one 90 day period during any period of 365 consecutive days.

The Corporation will be required to pay liquidated damages in the following circumstances, among others:

•                  subject to an allowable suspension described above, if Holders are not permitted to sell Common Shares issued pursuant to the terms of the Notes for any reason for three or more consecutive trading days, or five or more trading days in aggregate in any 12 month period; and

•                  if the Common Shares are not listed or quoted, or are suspended from trading, on the NYSE Amex for three or more consecutive trading days or five or more trading days in aggregate in any 12 month period.

EXCHANGE RATE INFORMATION

The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period. These rates are based on the nominal buying rate published by the Bank of Canada:

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(U.S. dollars)
Highest rate during period	0.8493	0.8690	0.9099	1.0905	1.0289
Lowest rate during period	0.7159	0.7872	0.8528	0.8437	0.7711
Average rate during period	0.7683	0.8254	0.8817	0.9304	0.9381
Rate at the end of period	0.8308	0.8577	0.8581	1.0120	0.8166

On March 16, 2009, the nominal rate was $1.00 per US$0.7859.  The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capitalization of the Corporation which have occurred subsequent to the fiscal year ended December 31, 2008 other than the issuance of:

•                  106,443 Common Shares to the Corporation’s employee registered retirement savings plan;

•                  1,486,903 Common Shares in satisfaction of the repayment of US$1,500,000.00 of the principal amount of the Series II Note pursuant to the terms of such Series II Note; and

•                  14,742 Common Shares in satisfaction of the repayment of US$16,520.83 of the interest due on the Series II Note pursuant to the terms of such Series II Note.

USE OF PROCEEDS

The Holders will receive the net proceeds from the sale of the Qualified Shares sold under this prospectus. The sale of Qualified Shares will not result in any proceeds to the Corporation.

PLAN OF DISTRIBUTION

The Corporation has been advised by the Holders that the Holders may sell all or a portion of the Qualified Shares beneficially owned by them and offered hereby from time to time on any United States stock exchange, market or trading facility on which the Common Shares are traded or in private transactions in the United States. These sales may be at fixed or negotiated prices. The Holders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the Qualified Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  broker-dealers may agree with the Holders to sell a specified number of Qualified Shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The Holders may also sell shares under Rule 144 or Regulation S under the U.S. Securities Act, if available, rather than under this prospectus.

The Holders may also engage, to the extent permitted by applicable law, in short sales against the box, puts and calls and other transactions in the Corporation’s securities or derivatives of the Corporation’s securities and may sell or deliver Qualified Shares in connection with these trades.

Broker-dealers engaged by the Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Holders (or, if any broker-dealer acts as agent for the purchaser of Qualified Shares, from the purchaser) in amounts to be negotiated. The Corporation does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of Qualified Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the U.S. Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Qualified Shares will be borne by a Holder. The Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Qualified Shares if liabilities are imposed on that person under the U.S. Securities Act.

The Holders may from time to time pledge or grant a security interest in some or all of the Qualified Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Qualified Shares from time to time under this prospectus only after the Corporation has filed an amendment to this prospectus under the applicable provisions of the U.S. Securities Act and the Securities Act (Ontario) amending the list of Holders to include the pledgee, transferee or other successors in interest as Holders under this prospectus.

The Holders also may transfer the Qualified Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Qualified Shares from time to time under this prospectus only after the Corporation has filed an amendment to this prospectus under the applicable provisions of the U.S. Securities Act and the Securities Act (Ontario) amending the list of Holders to include the pledgee, transferee or other successors in interest as Holders under this prospectus.

The Holders and any broker-dealers or agents that are involved in selling the Qualified Shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Qualified Shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act.

The Corporation has agreed under the Registration Rights Agreement to pay all fees and expenses incident to the registration of the Qualified Shares, other than fees and disbursements of counsel to the Holders. The Corporation has agreed under the Registration Rights Agreement to indemnify the Holders against certain losses, claims, damages and liabilities, including liabilities under the U.S. Securities Act.

The Holders have advised the Corporation that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Qualified Shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Qualified Shares by any Holder. If the Corporation is notified by any Holder that any material arrangement has been entered into with a broker-dealer for the sale of Qualified Shares, if required, the Corporation will file a supplement to this prospectus. If the Holders use this prospectus for any sale of the Qualified Shares, they will be subject to the prospectus delivery requirements of the U.S. Securities Act.

The anti-manipulation rules of Regulation M under the U.S. Exchange Act may apply to sales of the Qualified Shares and activities of the Holders.

DESCRIPTION OF COMMON SHARES

The Corporation is authorized to issue an unlimited number of Common Shares. Each Common Share entitles the holder thereof to one vote at all meetings of shareholders. Each Common Share entitles the holder thereof, subject to the prior rights of the holders of special shares (none of which are currently issued and outstanding), to receive any dividends declared by the board of directors and the remaining property of the Corporation upon dissolution. As of March 17, 2009, there were 86,767,063 Common Shares issued and outstanding.

There are no pre-emptive or conversion rights that attach to the Common Shares. All Common Shares now outstanding are fully paid and non-assessable, which means that the holders of such Common Shares will have paid the purchase price in full and the Corporation cannot ask them to pay additional funds.

The Corporation’s by-laws provide for certain rights of its shareholders in accordance with the provisions of the Canada Business Corporations Act. Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed or repealed by a majority vote of the shareholders voting on such matter.

Shareholders do not have cumulative rights for the election of directors. Therefore, the holders of more than 50% of the Common Shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining Common Shares would not be able to elect any directors.

The rights of holders of Common Shares may be adversely affected by the rights of holders of any special shares that may be issued in the future.

DIVIDEND POLICY

It is not anticipated that the Corporation will pay any dividends on its Common Shares in the near future. The actual timing, payment and amount of any dividends will be determined by the board of directors from time to time based upon, among other things, cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and such other business considerations as the board of directors may consider relevant. As of the date of this prospectus, the Corporation has not paid any dividends on the Common Shares.

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed for trading on the NYSE Amex and TSX under the trading symbols “PAL” and “PDL”, respectively. The following table sets out the reported high and low closing prices and trading volume of the Common Shares on the NYSE Amex and TSX for the periods indicated:

	NYSE Amex			TSX
	High	Low	Volume	High	Low	Volume
	(US$ )	(US$ )		(Cdn$ )	(Cdn$ )
2009
March (through March 16, 2009)	1.31	1.06	4,953,914	1.91	1.34	400,200
February	1.90	1.31	8,105,415	2.49	1.55	802,400
January	2.13	1.50	11,324,000	2.59	1.71	1,361,200

2008
Fourth Quarter	1.99	0.91	51,086,000	2.44	1.14	7,314,500
Third Quarter	5.30	2.12	46,344,131	5.50	2.20	6,711,299
Second Quarter	6.74	4.62	71,612,619	6.71	4.67	7,772,214
First Quarter	9.28	3.59	148,221,716	9.21	3.52	22,608,648

2007
Fourth Quarter	8.51	3.40	41,089,160	8.31	3.46	6,909,202
Third Quarter	10.72	6.30	17,935,100	11.12	6.82	3,277,862
Second Quarter	12.05	7.34	33,746,500	13.33	8.40	5,856,400
First Quarter	8.33	6.83	13,251,114	9.86	7.81	3,010,367

2006
Fourth Quarter	9.45	6.99	15,183,700	10.68	7.87	2,175,580
Third Quarter	9.08	6.52	10,936,800	9.99	7.37	1,749,666
Second Quarter	12.29	7.40	23,802,900	14.20	8.28	3,848,448
First Quarter	12.39	8.50	32,778,700	14.27	9.79	5,625,765

The last reported sale price of the Common Shares on March 16, 2009 was US$1.13 and Cdn$1.44 on the NYSE Amex and TSX, respectively.

SELLING SECURITYHOLDERS

The table below sets forth the name of each Holder, the number of Common Shares held by such Holder as of January 20, 2009 and the percentage of the outstanding Common Shares that the Common Shares held by the Holder represents.

Holder	Number of Common Shares Held as of January 20, 2009	% of Outstanding Common Shares
Kaiser-Francis Oil Company	37,719,833	44%
IP Synergy Finance Inc.(1)	0	0%

(1)As of March 16, 2009, IP Synergy could purchase 902,508 Common Shares upon the exercise of the Series I Warrants it holds pursuant to the Securities Purchase Agreement.

Because the Holders may offer all or some of the Qualified Shares from time to time, the Corporation cannot estimate the number of Common Shares that will be held by the Holders upon the termination of any particular offering.

Only Holders identified above who beneficially own the Qualified Shares set forth opposite each such Holder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell Qualified Shares pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the Qualified Shares by any holder not identified above, the registration statement of which this prospectus forms a part will be required to be amended by a post-effective amendment, or a supplement to this prospectus will be required to be filed, if applicable, to set forth the name and number of Common Shares beneficially owned by the Holder intending to sell Qualified Shares and the number of Qualified Shares to be offered.

The Holders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada and as a result it may not be possible for investors to collect from such Holders judgment obtained in Canadian courts predicated on the civil liability provisions of Canadian securities legislation.

INTERESTS OF EXPERTS

Information relating to the Corporation’s mineral properties in this prospectus and the documents incorporated by reference herein has been derived from reports prepared by Scott Wilson RPA, Deborah A. McCombe, Richard E. Routledge, Ian T. Blakley, Jason J. Cox, F.H. Brown, Laila Potvin, David Penna and Des Cullen and has been included in reliance on such persons’ expertise. Each of Deborah A. McCombe, Richard E. Routledge, Ian T. Blakley, Jason J. Cox, F.H. Brown, Laila Potvin, David Penna and Des Cullen is a qualified person as such term is defined in NI 43-101 and, with the exception of Laila Potvin and David Penna who were employees of the Corporation at the time of their respective reports, is independent from the Corporation.

None of Scott Wilson RPA, Deborah A. McCombe, Richard E. Routledge, Ian T. Blakley, Jason J. Cox, F.H. Brown, Laila Potvin, David Penna and Des Cullen, each being companies or persons who have prepared or supervised the preparation of reports relating to the Corporation’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Corporation or of any associate or affiliate of the Corporation. As at the date hereof, the aforementioned persons and persons at the companies specified above who participated in the preparation of such reports, as a group, beneficially own, directly or indirectly, less than one percent of the outstanding securities of the Corporation.

The auditors of the Corporation are KPMG LLP, Chartered Accountants, of Toronto, Ontario. KPMG LLP, Chartered Accountants, report that they are independent of the Corporation in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and in accordance with the applicable rules and regulations of the SEC. KPMG LLP is registered with the Public Company Accounting Oversight Board. The audited comparative financial statements of the Corporation as at December 31, 2008 and the related supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” have been audited by KPMG LLP and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

Neither the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships, is currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Non-Resident Holders

The following is a summary of the principal Canadian federal income tax considerations generally applicable at the date hereof to a person (a “Non-Resident Holder”): (1) who acquires beneficial ownership of Common Shares from a Holder under this prospectus; (2) who at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”), holds such Common Shares as capital property and deals at arm’s length and is not affiliated with the Corporation or the Holder, and (3) who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, a resident of Canada; (ii) does not use or hold and is not deemed to use or hold the Common Shares in, or in the course of, carrying on a business in Canada, and (iii) does not carry on an insurance business in Canada and elsewhere.

This summary is based upon: (1) the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof; (2) all specific proposals (the “Tax Proposals”) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, and (3) the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”).  This summary does not address all of the Canadian income tax considerations that may be relevant to a Non-Resident Holder and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative practices of the CRA.  This summary does not take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder.  Accordingly, Non-Resident Holders should consult their own tax advisors with respect to their particular circumstances.

Dividends on Common Shares

Dividends on Common Shares paid or credited or deemed under the Tax Act to be paid or credited to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention (“Applicable Treaty”).  Where the Non-Resident Holder: (1) is resident in the United States for the purposes of, and is entitled to the full benefits under, the Canada-United States Income Tax Convention (1980), and (2) is the beneficial owner of dividends paid or credited or deemed under the Tax Act to be paid or credited on Common Shares (“U.S. Holder”), the Canadian withholding tax rate on such dividends is reduced to 15%.  Where a U.S. Holder is a company that owns at least 10% of the voting stock of the Corporation, the Canadian withholding tax rate is reduced to 5%.

Disposition of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in connection with a disposition or deemed disposition of Common Shares unless such Common Shares constitute “taxable Canadian property” of the Non-Resident Holder within the meaning of the Tax Act and the Non-Resident Holder is not otherwise entitled to an exemption under an Applicable Treaty.  Generally, the Common Shares will not constitute taxable Canadian property of a Non-Resident Holder provided that: (1) the Common Shares are listed on a designated stock exchange (which currently includes the TSX) for the purposes of the Tax Act at the time of disposition; (2) at no time during the 60 month period immediately preceding the disposition of the Common Shares were 25% or more of the issued shares of any class or series of the capital stock of the Corporation owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm’s length, or by the Non-Resident Holder together with such persons, and (3) the Common Shares are not otherwise deemed under the Tax Act to be taxable Canadian property.

A disposition or deemed disposition of Common Shares by a Non-Resident Holder whose Common Shares are taxable Canadian property and who is not entitled to an exemption under an Applicable Treaty will give rise to a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, less the reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Non-Resident Holder at the time of the actual or deemed disposition.  Generally, one-half of any capital gain (a “taxable capital gain”) will be included in income and one-half of any capital loss (an “allowable capital loss”) will normally be deducted against taxable capital gains realized in the year of disposition.  Any unused allowable capital losses may be applied to reduce net taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to the provisions of the Tax Act in that regard.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of Common Shares as of the date of this prospectus. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, Internal Revenue Service (IRS) rulings, judicial decisions and the Canada-United States Income Tax Convention (the “Convention”) all as in effect as of the date hereof, all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below.

The summary is applicable to U.S. Holders (as defined below) (i) who are residents of the United States for the purposes of the Convention, (ii) whose Common Shares would not, for purposes of the Convention, be effectively connected with a permanent establishment in Canada and (iii) who otherwise would qualify for the full benefits of the Convention. Except where noted, it deals only with Common Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not deal with special situations, such as those of brokers, dealers in securities or currencies, financial institutions, tax-exempt entities or qualified retirement plans, insurance companies, persons holding Common Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, partnerships and other pass-through entities, persons owning (or who are deemed to own for United States federal income tax purposes) 10% or more of the Corporation’s stock (by vote or value), traders who elect to mark-to-market their securities, persons whose “functional currency” is not the United States dollar, or persons owning (either alone or with others that they do not deal with at arm’s length) 25% or more of the issued shares of any class of the Corporation’s capital stock within 5 years of the disposition of Common Shares. This discussion also does not address any United States federal income tax consequences to any person who owns an interest in any entity that holds Common Shares. Furthermore, this summary does not address alternative minimum taxes, or any aspect of foreign, state, local, estate or gift taxation.

PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY TAXING JURISDICTION.

As used herein, the term “U.S. Holder” means a beneficial holder of Common Shares that is (i) a citizen or individual resident of the United States, (ii) a corporation (or any entity that is treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, holds Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and the activities of the pass-through entity. A U.S. person that is an owner or partner of the pass-through entity holding Common Shares should consult its own tax advisor.

The following discussion assumes that the Corporation is not a passive foreign investment company (a “PFIC”). See “Passive Foreign Investment Company Rules” below for the rules that would apply if the Corporation were a PFIC, including the availability of any elections which may help mitigate the tax consequences to a U.S. Holder if the Corporation is a PFIC.

Distributions

The gross amount of any distribution received by a U.S. Holder with respect to Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of such U.S. Holder, as a dividend, to the extent attributable to current or accumulated earnings and profits of the Corporation, as determined under United States federal income tax principles. The Corporation has not paid any dividends to date on its Common Shares and has not calculated its earnings and profits under United States federal income tax rules. Provided that the Corporation is not treated as a PFIC in the current or prior taxable year, described below, the Corporation believes that it is considered to be a “qualified foreign corporation,” and therefore distributions, if any, to non-corporate U.S. Holders that are treated as dividends should qualify for a reduced rate of tax for dividends received in taxable years beginning on or before December 31, 2010. Dividends on Common Shares generally will not be eligible for the dividends received deduction allowed to corporations under the Code.

The maximum rate of Canadian withholding tax on dividends paid to a U.S. Holder pursuant to the Convention is currently 15 percent. A U.S. Holder may be entitled to deduct or credit such tax, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends paid on the Common Shares will be treated as income from foreign sources and will generally constitute “passive income”. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed US$300 (US$600 in the case of a joint return). Further, in certain circumstances, a U.S. Holder that (i) has held Common Shares for less than a specified minimum period during which it is not protected from risk of loss or (ii) is obligated to make payments related to the dividends, will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Common Shares. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds the Corporation’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of the Common Shares with regard to which the distribution was made, and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Shares.

Payment in Canadian Dollars

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the United States dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the Canadian dollars are converted into United States dollars. If the Canadian dollars received as a dividend are converted into United States dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gains or losses in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into United States dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars by a U.S. Holder will be treated as United States source ordinary income or loss.

Sale, Exchange or Other Disposition

For United States federal income tax purposes, a U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of Common Shares in an amount equal to the difference between the amount realized for the Common Shares and the U.S. Holder’s adjusted tax basis in the Common Shares. Such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss for United States foreign tax credit purposes.

Passive Foreign Investment Company Rules

Special rules are applicable to U.S. Holders owning shares in a PFIC. A foreign corporation will generally be classified as a PFIC for United States federal income tax purposes if at least 75% of its gross income for the taxable year is passive income, or if at least 50% of the average value of its assets during the taxable year consists of assets that produce, or are held for the production of, passive income, determined on the basis of a quarterly average. In determining whether a foreign corporation is a PFIC, if the foreign corporation owns directly or indirectly 25% or more (by value) of the stock of another corporation, the foreign corporation is treated as if it (i) held its proportionate share of the assets of such other corporation, and (ii) received directly its proportionate share of the income of such other corporation. In general, “passive income” includes dividends, interest, certain rents and royalties and the excess of gains over losses from certain commodities transactions, including transactions involving gold and other precious metals. Net gains from commodities transactions are generally treated as passive income, potentially triggering PFIC status, unless such gains are active business gains from the sale of commodities and “substantially all” (85 percent) of the corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business.

Based on the nature of the Corporation’s income, assets and activities, the Corporation believes that it presently qualifies, and expects to continue to qualify in the future, for the active commodities business exclusion and that the Corporation will not be classified as a PFIC for the current and subsequent taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond the Corporation’s control and because the principles and methodology for applying the PFIC tests are not entirely clear, including the application of the active commodities business exclusion, there can be no assurance that the Corporation will not be a PFIC in the current or subsequent taxable years.

If the Corporation were a PFIC in any taxable year and a U.S. Holder held Common Shares, such shareholder generally would be subject to special rules with respect to “excess distributions” made by the Corporation on the Common Shares and with respect to gain from the disposition of Common Shares. An “excess distribution” generally is defined as the excess of distributions with respect to the Common Shares received by a U.S Holder in any taxable year over 125% of the average annual distributions such U.S. Holder has received from the Corporation during the shorter of the three preceding taxable years, or such U.S. Holder’s holding period for the Common Shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Common Shares rateably over its holding period for the Common Shares. The amounts allocated to the taxable year of the sale or disposition and to any taxable year before the Corporation became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for such other taxable year, and an interest charge would be imposed on the amount allocated to such taxable year.

If the Corporation were a PFIC in any taxable year, then a U.S. Holder may be able to make a “mark-to-market election” or a “qualified election fund” election that may alleviate certain of the tax consequences referred to above. In order for you to be able to make a qualified election fund election, the Corporation would have to provide certain information regarding your pro rata share of the Corporation’s ordinary earnings and net capital gain.  The Corporation currently does not intend to provide such information in the event it is classified as a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences which would arise if the Corporation were treated as a PFIC for any year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the payment of dividends on the Common Shares or the proceeds received on the sale, exchange, or redemption of Common Shares paid within the United States (and in certain cases, outside the United States) to holders other than certain exempt recipients (such as corporations). In addition, a backup withholding tax (currently imposed at a rate of 28%) may apply to such amounts if the holder fails to provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against the U.S. Holder’s United States federal income tax liability, and may entitle such holder to a refund, provided that the required information is provided to the IRS in a timely manner.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF ITS PARTICULAR SITUATION.

AUDITORS

The Corporation’s auditors are KPMG LLP, Chartered Accountants, Yonge Corporate Centre, Suite 200, 4100 Yonge Street, Toronto, Ontario M2P 2H1.

TRANSFER AGENT

Computershare Investor Services Inc. is the registrar and transfer agent of the Common Shares in Canada and Computershare Trust Company, Inc. is the registrar and co-transfer agent for the Common Shares in the United States.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for the Corporation by Stikeman Elliott LLP, Toronto, Ontario with respect to matters of Canadian law and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario with respect to matters of U.S. law.  As at the date hereof, the partners and associates of Stikeman Elliott LLP as a group do not beneficially own, directly or indirectly, more than one percent of the outstanding securities of the Corporation.

AVAILABLE INFORMATION

The Corporation has filed with the SEC a registration statement on Form F-10 with respect to the Qualified Shares. This prospectus does not contain all the information set forth in the registration statement. For further information about the Corporation and the Qualified Shares, please refer to the registration statement.

The Corporation is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith it files reports and other information with the SEC and with the securities regulators in the Province of Ontario. Under the MJDS, the Corporation generally may prepare these reports and other information in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.

Investors may read and copy any document the Corporation files with the SEC at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files electronically with it, including the registration statement it has filed with respect to the Qualified Shares.

Investors are invited to read and copy any reports, statements or other information that the Corporation files with the OSC or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from SEDAR at (www.sedar.com). Reports and other information about the Corporation are also available for inspection at the offices of the TSX.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of KPMG LLP; (3) the report of KPMG LLP on internal control over financial reporting; (4) the consent of certain “qualified persons” under NI 43- 101, being Scott Wilson Roscoe Postle Associates Inc., Deborah A. McCombe, Richard E. Routledge, Ian T. Blakley, Jason J. Cox, F.H. Brown, Des Cullen, David Penna and Laila Potvin; (5) the consent of Stikeman Elliott LLP; and (6) the powers of attorney from the directors and certain officers of the Corporation.

ENFORCEABILITY OF CIVIL LIABILITIES

The Corporation is a corporation existing under the Canada Business Corporations Act. Many of the Corporation’s directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the United States. The Corporation has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws. The Corporation has been advised by its Canadian counsel, Stikeman Elliott LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws or the securities or ‘‘blue sky’’ laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Stikeman Elliott LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of the securities under this prospectus.

AUDITORS’ CONSENT

The Board of Directors of North American Palladium Ltd.

We have read the preliminary short form base shelf prospectus dated March 18, 2009 of North American Palladium Ltd. (the “Corporation”).  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of:

•                  our auditors’ report to the shareholders of the Corporation dated February 23, 2009 on the consolidated balance sheets of the Corporation as at December 31, 2008 and December 31, 2007, and the consolidated statements of operations, comprehensive loss and deficit, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2008;

•                  our auditors’ report on the Corporation’s Reconciliation to Accounting Principles Generally Accepted in the United States dated February 23, 2009;

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

March 18, 2009

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Canada Business Corporations Act provides generally that a corporation may indemnify a director or officer against all costs, charges and expenses of any civil, criminal, administrative, investigative or other action or proceeding to which he or she is made a party by reason of being a director or officer, where the director or officer: (a) acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the director or officer had reasonable grounds for believing that the conduct was lawful. Where an officer or director has met the conditions set out under (a) and (b) above and was not judged by the court or other competent authority in such a proceeding to have committed any fault or omitted to do anything that the individual ought to have done, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

Our bylaws provide that we shall indemnify directors and officers to the extent permitted by law. We have entered into agreements with our directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by any such director or officer in an action or proceeding to which the director or officer was made a party by reason of being a director or officer.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity. The directors and officers are not required to pay any premium in respect of the insurance. The policies contain standard industry exclusions and no claims have been made thereunder to date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description

4.1

Annual information form of the Registrant for the fiscal year ended December 31, 2008, dated March 16, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.2

Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2008, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.3

Supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” in accordance with Item 18 of Form 20-F, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.4

Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.5

Management information circular of the Registrant dated April 18, 2008, prepared in connection with the annual general and special meeting of shareholders of the Registrant held on May 22, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Commission on April 25, 2008).

4.6

Report of KPMG LLP independent registered public accounting firm for the Registrant on internal control over financial reporting (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

5.1	Consent of KPMG LLP.

5.2	Consent of Scott Wilson Roscoe Postle Associates Inc.

5.3	Consent of Richard E. Routledge.

5.4	Consent of Jason J. Cox.

5.5	Consent of Deborah A. McCombe.

5.6	Consent of Ian T. Blakley.

5.7	Consent of F.H. Brown.

5.8	Consent of Des Cullen.

5.9	Consent of Laila Potvin (formerly Laila Sedore).

5.12	Consent of David Penna.

5.13	Consent of Stikeman Elliott LLP.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

(a)   Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)   Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 18th day of March, 2009.

NORTH AMERICAN PALLADIUM LTD.

By:	(signed) William J. Biggar
Name: William J. Biggar
Title: President and Chief Executive Officer, Director

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POWERS OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of North American Palladium Ltd. whose signature appears below constitutes and appoints William J. Biggar and G. Fraser B. Sinclair, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on March  18th, 2009.

Signature	Title

(signed) William J. Biggar	President and Chief Executive Officer, Director
William J. Biggar	(Principal Executive Officer)

(signed) G. Fraser B. Sinclair	Chief Financial Officer
G. Fraser B. Sinclair	(Principal Financial Officer and Principal Accounting Officer)

(signed) Steven R. Berlin
Steven R. Berlin	Director

(signed) C. David A. Comba
C. David A. Comba	Director

(signed) Andre J. Douchane
Andre J. Douchane	Chairman of the Board of Directors

(signed) Robert J. Quinn
Robert J. Quinn	Director

(signed) Gregory J. Van Staveren
Gregory J. Van Staveren	Director

(signed) William J. Weymark
William J. Weymark	Director

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Tulsa, in the State of Oklahoma, on this 18th day of March, 2009.

Steven R. Berlin
(Authorized Representative)

By:	(signed) Steven R. Berlin
Name: Steven R. Berlin
Title: Director

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EXHIBIT INDEX

Exhibit No.	Description

4.1

Annual information form of the Registrant for the fiscal year ended December 31, 2008, dated March 16, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.2

Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2008, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.3

Supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the United States” in accordance with Item 18 of Form 20-F, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.4

Management’s discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

4.5

Management information circular of the Registrant dated April 18, 2008, prepared in connection with the annual general and special meeting of shareholders of the Registrant held on May 22, 2008 (incorporated by reference to the Registrant’s Report on Form 6-K furnished to the Commission on April 25, 2008).

4.6

Report of KPMG LLP, independent registered public accounting firm for the Registrant on internal control over financial reporting (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008, filed with the Commission on March 17, 2009).

5.1	Consent of KPMG LLP.

5.2	Consent of Scott Wilson Roscoe Postle Associates Inc.

5.3	Consent of Richard E. Routledge.

5.4	Consent of Jason J. Cox.

5.5	Consent of Deborah A. McCombe.

5.6	Consent of Ian T. Blakley.

5.7	Consent of F.H. Brown.

5.8	Consent of Des Cullen.

5.9	Consent of Laila Potvin.

5.12	Consent of David Penna.

5.13	Consent of Stikeman Elliott LLP.

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6.1	Powers of Attorney (included on the signature page of this Registration Statement).

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